Press Release

IVT Software, Inc. ( the "Company") (OTC Bulletin Board: IVTW) in Merger Discussions

Fri Sep 3, 2:37 pm ET

IVT Software, Inc. ( the "Company") (OTC Bulletin Board: IVTW) is pleased to announce that it has agreed in principal to acquire 100% of the outstanding shares of Haddad-Wylie Industries, LLC (“HWI”).

(PRWEB) September 3, 2010 -- Headquartered in Pittsburgh, PA, HWI is a turnkey provider of cleanroom systems; designing, engineering, manufacturing, installing and servicing principal component systems for advanced cleanrooms. HWI provides their customers with services to integrate the design, installation and preventive maintenance of cleanrooms, including architectural and engineering designs, installation, testing, certification, tool fit-up, and continuing on-site service and support. Its integrated approach enables customers to benefit from accelerated cleanroom design and installation, simplified project control, single-source performance certification and cost effective manufacturing processes.

From big pharmaceutical manufacturing facilities to the growing list of bio-tech upstarts to the compounding suites in community hospitals in accordance with USP 797, HWI has developed a volume of products and services that aid its clientele in reducing the risk of contamination by designing environments that create the ideal state for sterile production - that is, exposed surface materials and finishes which are easy to clean.

Today, HWI Global is at the forefront of design-building turnkey aseptic clean room environments. Meeting any ISO Classification and performance requirement, creating higher standards, and completing projects on schedule is HWI's guarantee.

The transaction is subject to legal and financial due diligence by IVT Software, Inc. which is expected to be finalized within the next 60 days. The formal agreement will contain, customary exclusivity provisions and other conditions to closing.

Cautionary Statements Concerning Forward-Looking Information

This press release contains forward-looking statements regarding the current expectations of IVTW. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. IVTW does not undertake any obligation to update the forward-looking statements contained herein, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
Deric Haddad
Tel: 412-884-3028